HELEN OF TROY, LTD.
Moderator: Robert Spear
10-12-04/10:00 a.m. CT
Confirmation # 844052

HELEN OF TROY, LTD.

Moderator: Robert Spear
October 12, 2004
10:00 a.m. CT

Operator: Good morning and welcome, ladies and gentlemen, to the Helen of Troy Second Quarter Earnings conference call for fiscal 2005. At this time I would like to inform you that all participants are in a listen-only mode. At the request of the company we will open the conference up for questions and answers after the presentation.

Our speakers for this morning's conference call are Gerald Rubin, Chairman, Chief Executive and President; Chris Carameros, Executive Vice President; Thomas Benson, Senior Vice President and Chief Financial Officer; Robert Speaker, Senior Vice President and Chief Information Officer. I will now turn the conference over to Robert Spear. Please go ahead, sir.

Robert Spear: Good morning, everyone, and welcome to Helen of Troy's second quarter earnings conference call for fiscal year 2005. The agenda for this morning's conference call is as follows. We will have a brief review of our forward-looking statement followed by Mr. Rubin, who will discuss our second quarter earnings release and related results of operations for Helen of Troy. Following that, a financial review of our income statement and balance sheet for the quarter by Tom Benson, our Chief Financial Officer, and then we'll open it up for questions and answers for those of you with further questions.

HELEN OF TROY, LTD.
Moderator: Robert Spear
10-12-04/10:00 a.m. CT
Confirmation # 844052

First, the safe harbor statement. This conference call may contain certain forward-looking statements that are based on management's current expectation with respect to future events or financial performance. A number of risks or uncertainties could -- could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipate,” “believe,” “expect,” and other similar words identify forward-looking statements.

The company cautions listeners to not place undue reliance on forward-looking statement. Forward-looking statements are subject to risks that could cause such statements to differ materially from actual results. Factors that could cause actual results to differ from those anticipated are described in the company's Form 10-K, filed with the Securities and Exchange Commission for the fiscal year ended February 29th, 2004, and Form 10-Qs for the quarter ended May 31 and August 31, 2004.

Before I turn the conference over to our Chairman, Mr. Rubin, I would like to inform all interested parties that a copy of today's earnings release has been posted to our website at www.hotus.com. The release can be accessed by selecting the investor relations tab on our home page and then the news tab. I'll now turn the conference over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

Gerald Rubin: Thank you, Bob, and good morning, everyone. Today Helen of Troy reported record sales and record net earnings for the second quarter, ending August 31st, 2004. Second quarter sales increased 34% to a record $141 million versus sales of $105 million for the same period of the prior year. Second quarter net earnings increased 44% to a record $18,848,000 or 57 cents per diluted share from $13 million or 42 cents per diluted share for the same period a year earlier.

First half sales increased 26% to a record $248 million from sales of $197 million for last year's first half. Net earnings for the first half of this year were $33,331,000 or $1.02 per diluted share versus $27,942,000 or 92 cents per diluted share in the comparable period last year, representing a 19% increase in net earnings.

HELEN OF TROY, LTD.
Moderator: Robert Spear
10-12-04/10:00 a.m. CT
Confirmation # 844052

Last year's first half net earnings included a one-time non-operating gain from the -- from litigation proceeds in the pretax amount of $2,600,000 or 8 cents per share. If you exclude the 8 cents litigation gain in last year's first half, the earnings per share were 84 cents versus $1.02 this year or a 21% increase.

Sales and income from continuing operations have exceeded the prior results in 37 of the past 42 quarters. Our sales and earnings momentum continued in our second quarter and we are pleased with our overall results.

Sales during the second quarter, excluding our newly acquired OXO division, increased 12.4%. We are pleased with the results of our OXO business and we believe we are positioned for further growth in OXO sales and operating income. Sales leaders for the second quarter included domestic and international retail personal care products, household, consumer products, professional products and grooming, skin and hair care products.

For the third quarter, ending November 30th, 2004, we expect overall sales to be in the range of $190 million to $200 million, compared to last year's third quarter sales of $165 million or an increase of 15% to 21%. Earnings per share for the third quarter are expected to be in the range of 90 cents to 95 cents per diluted share versus the prior year's third quarter earnings of 78 cents per diluted share, an increase of 15% to 22%. I saw this morning that we came in with lower third quarter expectations but this is the first time that we've ever put out our estimates for the third quarter.

HELEN OF TROY, LTD.
Moderator: Robert Spear
10-12-04/10:00 a.m. CT
Confirmation # 844052

Earnings projections for the full year are anticipated to be in the range of $2.50 to $2.75 per diluted share, with sales in the range of $575 million to $600 million versus $475 million last year.

We are also pleased with our acquisition of Skin Milk and TimeBlock brands from Naterra International, announced September 30th, 2004. We look forward to their contribution to our earnings during fiscal 2006, beginning March 1st, 2005. We currently believe that the new acquisitions of Skin Milk and TimeBlock will be accretive during the remainder of the year.

Sales of Skin Milk and TimeBlock product lines for the next fiscal year are anticipated to be $15 million, approximately. The Skin Milk line of products capitalizes on the natural benefits of milk proteins products in skin care. The brand, which currently includes facial wash and scrub, shower, gel and body lotions and cream, is available in a wide range of mass merchandisers, drug and grocery stores.

Launched earlier this year, the TimeBlock line of products includes the line control serum, firming eye cream, daily moisturizer and other products, all of which contain Indol-3. Helen of Troy has obtained the patent rights to Indol-3, which in clinical studies has been shown to visibly reduce the appearance of fine lines and other signs of aging.

We see great potential in the Skin Milk and TimeBlock brands. The anti-aging product category is one of the fastest-growing consumer product segments and with the addition of these brands we will be better positioned to participate in that growth. Combining these brand names with the strength of our sales, marketing and distribution capabilities, we are confident that these exciting brands can become significant contributors to the Helen of Troy family of branded consumer products.

At our last annual meeting, held August 31st, 2004, three new independent board members were elected to our board of directors. Our board now has a majority of independent directors. Congratulations to all three directors -- Tim Meeker, Jim Swaim and Darren Woody. These three individuals have a total of 85 years of combined business experience in the areas of marketing, finance, accounting, business organization and law. Their extensive knowledge and expertise in both the consumer products and business areas will greatly benefit our company. We look forward to their contributions and to the continued success of Helen of Troy.

HELEN OF TROY, LTD.
Moderator: Robert Spear
10-12-04/10:00 a.m. CT
Confirmation # 844052

I would also like to thank all the employees of Helen of Troy for a terrific job in obtaining a sales increase of 34% for this past quarter and net earnings increase of 44%. Everyone can be proud of this accomplishment in achieving these record sales and earnings.

I now would like to turn this conference over to Tom Benson, our CFO.

Thomas Benson: Thank you, Gerry, and good morning. We are all pleased with our operating performance for the second quarter. Second quarter sales grew 34.1% year-over-year. Net sales in the second quarter of fiscal 2005 were $141.2 million compared to $105.3 million in the second quarter of fiscal 2004. This represents an increase of $35.9 million. It's a 34.1% increase.

However, more importantly, our second quarter operating income increased by 40.6% year-over-year. Operating income in the second quarter of fiscal 2005 was $25.3 million and it was at 17.9% operating income as a percentage of sales. That compares to the second quarter of fiscal 2004 where we had $18 million of operating income, at 17.1%. This represents an increase of $7.3 million, a 40.6% increase, and also a .8% percentage point increase in the operating income percent.

Second quarter income from continuing operations improved 28.1% in dollar terms, year over year. In quarter two fiscal 2005, income from continuing operations was $18.8 million, 13.3% of sales. The income from continuing operations in the second quarter of fiscal 2004 was $14.7 million, 14% of sales. This represents an increase of $4.1 million. It's a 28.1% increase in income from continuing operations.

HELEN OF TROY, LTD.
Moderator: Robert Spear
10-12-04/10:00 a.m. CT
Confirmation # 844052

Second quarter earnings from continuing operations per diluted share was 57 cents compared to 47 cents in the second quarter of fiscal 2004. This is a 10 cent increase, which is a 21.3% increase.

During the second quarter, ended April-- I'm sorry, August 31st, 2003, we had a loss from continuing-- discontinued operations, net of tax, of $1.6 million related to the Tactica business, which was sold April 29th, 2004. This had a 5 cent negative impact on diluted earnings per share. No gain or loss from discontinued operations was recorded in the quarter ended August 31, 2004.

Diluted earnings per share after discontinued operations was 57 cents in the second quarter of fiscal 2005, compared to 42 cents in the second quarter of fiscal 2004. This represents a 15 cent increase, a 35.8% increase.

The number of shares used to compute diluted earnings per share increased from 30.9 million for the quarter ended August 31st, 2003, to $32.9 million for the quarter ended August 31st, 2004, a 6.6% increase, mostly due to the increase in the average stock price, which increased the number of common stock equivalents included in the calculation. The average share price for the quarter ended 8-31-03 was $18.02 per share compared to $31.86 per share for the quarter ended 8-31-04.

Now I will provide a more detailed review of various components of our financial performance. On June 1st, 2004, we acquired certain assets and liabilities of OXO International for $273 million. OXO is a leader in providing innovative consumer product tools in a variety of areas, including kitchen, cleaning, barbecue, bar ware, garden, automotive, storage and organization. Brands that we sell include OXO Good Grips, OXO Steel, OXO Good Grips i-series and OXO SoftWorks. This business will be referred to as our housewares segment.

HELEN OF TROY, LTD.
Moderator: Robert Spear
10-12-04/10:00 a.m. CT
Confirmation # 844052

Our other segment is our personal care segment and includes the following product lines -- appliances. Products in this group include curling irons, thermal brushes, hair straighteners, hair dryers, massagers, spot products, foot pads and electric clippers and trimmers. Key brands in appliance include Revlon, Sunbeam, Vidal Sasson, Hot Tools, Wigo and Dr. Scholl's.

Grooming, skin care and hair products are included in the personal care segment and consist of the following brands -- Vitalis, Sea Breeze, Ammens, Condition 3-in-1, Final Net, Vitapointe, Brut and Epil-Stop.

Brushing, combs and accessories are also included in the personal care segment. Key brands in the product category include Revlon, Vidal Sasson and Karina.

The company's quarterly net sales were $141.2 million for quarter two of fiscal 2005 compared to $105.3 million for quarter two of fiscal 2004. That's a $35.9 million increase, 34.1%.

The personal care segment net sales were $118.4 million in the second quarter of fiscal 2005 compared to $105.3 million in the second quarter of fiscal 2004. This represents an increase of $13.1 million, which is a 12.4% increase.

Core growth excludes Brut sales because Brut was acquired in September 2003 and has not yet been owned 12 months. Core sales for the second quarter of fiscal 2005 were $108.8 million compared to $105.3 million in the second fiscal quarter of 2004. This represents an increase of $3.5 million, which is 3.3%. For the first two fiscal quarters ending August 31, 2004, our core growth has been 5.1%. Also excluded from the core growth is the housewares segments, which is the new OXO business.

HELEN OF TROY, LTD.
Moderator: Robert Spear
10-12-04/10:00 a.m. CT
Confirmation # 844052

Our gross profit for the second quarter was $66.9 million, which is 47.4% of sales compared to $47.1 million, 44.7% for the second quarter of fiscal 2004. This represents an increase of $19.8 million, which is a 42% increase. The gross profit margin increased 2.7 percentage points.

The increase in gross profit percentage of 2.7 percentage points is primarily due to a combination of sales mix changes to higher margin items resulting from the Brut and OXO acquisitions and margin improvement due to selected product purchase cost decreases.

Selling, general and administrative expenses for the second quarter of fiscal 2005 were $41.6 million, which was 29.5% of sales, compared to $29.1 million, which is 27.7% of sales for the second quarter of fiscal 2004. The SG&A percentage of sales increased 1.8 percentage points. The increase in SG&A percentage is primarily due to higher media advertising and trade show costs. We have increased spending on advertising to help grow our grooming, skin care and hair products business.

Operating income improved to 17.9% of net sales, $25.3 million for the second quarter of fiscal 2005, compared to 17.1%, $18 million, for the second quarter of fiscal 2004.

Interest expense was up in the quarter ended August 31st, 2004, to $2.7 million compared to the prior year quarter of $1 million due to the interest expense associated with the net debt relating to the OXO acquisition.

Our tax expense for the second quarter of fiscal 2005 was $3.8 million and it's 16.6% of income before taxes. This compares to $3.1 million, 17.5% of income before taxes for the second quarter of fiscal 2004. The effective tax rate is down .9 percentage points compared to the prior year due to the mix of income in taxing jurisdictions with different tax rates.

HELEN OF TROY, LTD.
Moderator: Robert Spear
10-12-04/10:00 a.m. CT
Confirmation # 844052

I will now discuss our financial position. Our cash balance was $11.8 million at August 31st, 2004, which is comparable to $53 million at our prior year-end, February 29th, 2004. We have a $75 million revolving line of credit in place, of which we borrowed $34 million and had approximately $3 million of letters of credit outstanding, leaving us with approximately $38 million of available borrowings under this credit facility as of August 31st, 2004.

Accounts receivable increased $28.9 million, year-over-year, with sales increase of $35.9 million for the quarter. Accounts receivable days outstanding fell to 64.4 days at August 31st, 2004, compared to 66.3 days at August 31st, 2003.

Inventories at August 31st, 2004, increased $11.9 million from August 31st, 2003. Inventory levels at August 31st, 2004, are up 8.8% over August 31st, 2003, with a quarterly sales increase of 34.1%. Thus our inventory turns are increasing.

Shareholders' equity increased $57 million to $376.8 million at August 31st, 2004, compared to August 31st, 2003.

I will now update you on our financing activities. We closed the acquisition of OXO on June 1, 2004. The $273 million purchase price was financed with a new five-year, $75 million revolving loan and a $200 million bridge facility. The bridge facility was replaced with $225 million of floating-rate senior notes at the end of June. We have $100 million of five-year notes, $50 million of seven-year notes and $75 million of 10-year notes. Due to the attractive short-term interest rates we have elected to have floating-rate debt. We have the ability to fix the interest on this debt in the future, if we choose. As stated earlier, we have $38 million of available borrowings under the $75 million credit facility at August 31st, 2004. We continue to have our $55 million of fixed-rate debt.

I will now turn it over to Gerry for some additional comments and questions.

HELEN OF TROY, LTD.
Moderator: Robert Spear
10-12-04/10:00 a.m. CT
Confirmation # 844052

Gerald Rubin: Thank you, Tom. I'd like now to open the floor up to questions. Operator?

Operator: If you do have a question today, please press star-one on your Touch-Tone telephone. We'll take as many questions as time permits. If you are using a speaker phone, please make sure that your mute function is turned off to help make sure your signal reaches our equipment. Once again, if you do have a question, please press star-one now. And our first question will come from Gary Giblen with C.L. King & Associates.

Gary Giblen: Yes. Hi. Good morning, all.

Gerald Rubin: Good morning, Gary.

Gary Giblen: In the first quarter release, in the sales leaders, it didn't mention household consumer products. So is that just a wording thing or did it actually strengthen in the second quarter here?

Gerald Rubin: We didn't have any household products in the first quarter.

Gary Giblen: Oh, OK, just your definition.

Thomas Benson: This is Tom Benson. The-- the household segment started June 1st, 2004, with the acquisition of OXO. So that's the only thing included in it.

Gary Giblen: OK, great. A couple more. The-- now, I mean, I fully realize that you never gave third quarter EPS guidance, so, you know, and you're reaffirming the year, but, let's see, now with the third quarter EPS guidance it would be up 15% to 22%, which is a bit less than, for instance, this quarter, being up more than that. So the-- I mean, is it the acquisition absorption that is causing a lower-than-normal growth rate, albeit still a strong rate, or, you know, what is it about the third quarter that's different?

HELEN OF TROY, LTD.
Moderator: Robert Spear
10-12-04/10:00 a.m. CT
Confirmation # 844052

Gerald Rubin: Well, in the third quarter, Gary, we have the Brut sales that will be included in the third quarter, since we didn't buy 'til September. So it was included in the second quarter this year but last year it was included--

Gary Giblen: But in terms -- Well, OK, but in terms of earnings, it's a strong, but less-than-usual growth rate in earnings. Is there --

Gerald Rubin: No, we're projecting $2.50 to $2.70. I don't know what you thought it was. We've said that for about the last two or three quarters, $2.50 to $2.70 versus, I believe, $1.96 of last year.

Gary Giblen: No, I was talking about the quarter, but OK. And then -- On the tax rate, the -- you know, Kerry has made some noises about going after offshore -- U.S. offshore-based companies for tax reasons and, you know, it's sound and fury and nothing happens and then there was new tax legislation discussed in the “Journal” today, which looks like it'll pass which seems to ease the -- any question about going -- about eliminating the offshore tax benefits. So just -- I mean, is there any more uncertainty than there has been over the last 10 years about your Bermuda tax status and how does it all sort out?

Thomas Benson: This is Tom Benson. I think that the legislation that has been passed and is waiting for the President's signature, our belief is that it's going to strengthen the -- the corporate structure that we do have because I think it talks about inverted companies and our inversion was done prior to this and we feel that it actually strengthens our position.

Gary Giblen: Yeah, OK. No, I couldn't understand the legislation, so it was just an open question. And really the ultimate question is, I mean, you guys are doing so much better than most consumer goods companies like, you know, Colgate or Unilever or you name it, so how are you able to avoid large increases in advertising and promotion and, you know, getting squeezed on raw materials and so forth?

HELEN OF TROY, LTD.
Moderator: Robert Spear
10-12-04/10:00 a.m. CT
Confirmation # 844052

Thomas Benson: You know, I can't comment for them, Gary, but, you know, we sell different products than any of those companies that you mentioned. We just happen to be a unique company that's very successful in the-- what we call personal care products, but not competing with any of the people that you mentioned.

Gary Giblen: So that would probably be, I guess, your strong market share position in those categories, I guess. Would that be the explanation?

Thomas Benson: Yeah, that's exactly it.

Gary Giblen: Yeah. OK. Great. Thanks very much. Good -- good quarter.

Gerald Rubin: Thank you, Gary.

Operator: Our next question comes from Mimi Sokolowski with Sidoti & Company.

Mimi Sokolowski: Hi. I was wondering if you gentlemen would characterize the seasonality of OXO for me, if there is any? And maybe, if you could even more specific, I mean, what your expectations for November would be. Because according to my calculations, if you back out the contribution-- my assumed contribution from OXO in November, the revenue growth, organically, core growth, looks a little bit anemic.

Gerald Rubin: Well, the third quarter is probably the best of OXO, but it's pretty straight-line between all the different quarters and their sales have been increasing. I don't know what-- what you have down, you know, because you haven't gotten it from the company, so I'm a little confused on what numbers you're talking about.

HELEN OF TROY, LTD.
Moderator: Robert Spear
10-12-04/10:00 a.m. CT
Confirmation # 844052

Mimi Sokolowski: OK. I mean, if we assume OXO does exactly what they did this quarter, call it $23 million, back that out from the $190 million, you get $167 million and then that's what you have, $167 over $165, which is a little bit over 1% revenue growth, core.

Gerald Rubin: Now are you talking about third quarter, or--

Mimi Sokolowski: Third quarter.

Gerald Rubin: Yeah, well, we -- I think Tom explained to your what it was, the core growth in the third quarter, excluding the Brut and the OXO and I think it was close to 4%.

Mimi Sokolowski: Closer to 4%?

Gerald Rubin: Right.

Mimi Sokolowski: And this quarter it was about what?

Thomas Benson: That was for this quarter. This quarter was 3.3% core growth and we have 5.1% on a year-to-date basis. I think for our third quarter coming up last year we had some promotional sales on a couple of products that we don't expect to have this year, but we're still expecting some sales growth.

Mimi Sokolowski: OK. OK.

HELEN OF TROY, LTD.
Moderator: Robert Spear
10-12-04/10:00 a.m. CT
Confirmation # 844052

Gerald Rubin: You know, for the year, we're estimating it 6% to 8% core growth, plus the OXO, plus the Brut, plus the Naterra brands, so that's --

Mimi Sokolowski: What's the expectations -- the expectation for contribution from the Naterra brands this year?

Gerald Rubin: This year -- well, you know, I gave out the numbers for next year.

Mimi Sokolowski: Right.

Gerald Rubin: It's approximately $15 million is what I mentioned with probably 20% or greater to the bottom line.

Mimi Sokolowski: OK. The -- on the top line you figure --

Gerald Rubin: Well, I just mentioned it, $15 million.

Thomas Benson: That's for --

Mimi Sokolowski: But that's what you're saying for next year. I'm talking about this year.

Gerald Rubin: Well, for this year --

Mimi Sokolowski: Yes.

Gerald Rubin: -- we're -- we're already, you know, we only have five months to go into our fiscal year, so we're looking at somewhere in the -- probably in the $3-$4 million.

HELEN OF TROY, LTD.
Moderator: Robert Spear
10-12-04/10:00 a.m. CT
Confirmation # 844052

Mimi Sokolowski: OK. No, I'm not looking for exact. OK. And is there any guidance regarding the gross margin? I mean it was down a little bit in the first quarter. It was up a lot this quarter and I understand that's attributable to mix, but is there any way to anticipate what it will be for the remainder of the year, or it will continue to be kind of volatile?

Gerald Rubin: I wouldn't even think it was volatile. The reason for the increase, of course, is that the OXO division, you know, came on board. So, you know, we're looking for gross profit around -- for the year for around 47%, which will be up from about 45%-plus last year. So we're looking at 47% because of the new acquisitions that we have --

Mimi Sokolowski: Great.

Gerald Rubin: -- a greater gross profit.

Mimi Sokolowski: OK, good. Thank you very much. That's all I have.

Gerald Rubin: Thank you.

Operator: If you have found that your question has been asked and answered, you may remove yourself from the queue by simply pressing the pound symbol. We'll go to Justin Boisseau with Gates Capital.

Justin Boisseau: Hi. I was wondering with the core growth number you gave, does that include any gain from foreign exchange and, if not, what was foreign exchange in the quarter?

Thomas Benson: The foreign exchange information is detailed in our Q that we're going to file later today. So I don't have the numbers right at hand, but it's in there.

HELEN OF TROY, LTD.
Moderator: Robert Spear
10-12-04/10:00 a.m. CT
Confirmation # 844052

Justin Boisseau: OK. Was it included in the core growth or did you strip it out?

Thomas Benson: It's included in the core growth.

Justin Boisseau: OK. And was there any interest-bearing debt assumed in the acquisition of OXO?

Thomas Benson: This is Tom Benson. The answer is no.

Justin Boisseau: OK. That's all I have. Thanks.

Operator: We'll go to Citigroup's Margaret Blaydes.

Margaret Blaydes: Hi. I'm sorry if you discussed this and it just went over my head, but it sounds like your core growth in the second quarter was 3.3%, 5.1% year to date, so that implies you've kind of seen a sequential slowdown. But then you're looking for 6% to 8% for the year, which must mean a pickup in the last two quarters? Could you just help me understand how that triangulates and how you're going to get accelerated core growth in the last two?

Gerald Rubin: Yes. You're absolutely right. We're looking for 6% to 8% for the year, so that we're looking for increased numbers in the third and fourth quarter.

Margaret Blaydes: And is that new-product-driven or pricing-driven or --?

Gerald Rubin: It's basically, you know, all the products that we have, because don't forget core will include-- starting in the third quarter it will include our Brut acquisition.

Margaret Blaydes: Oh, OK.

HELEN OF TROY, LTD.
Moderator: Robert Spear
10-12-04/10:00 a.m. CT
Confirmation # 844052

Gerald Rubin: And that's growing very nicely, also.

Margaret Blaydes: OK. And then one other question. On the -- just on pricing, could you just comment at all, I guess it's predominantly the personal care because that's what you've had for a year, if you've -- if you've taken any pricing in the resale channel at all to just cover higher -- I would think you've had higher input costs from your appliances and stuff.

Gerald Rubin: Yeah, it's interesting that our cost of goods in many of our categories have actually gone down in our domestic production and we have not seen any increases in our foreign production. So I know I read what you read, but I don't know if it's -- if they make up the story or if it's for real, but for us, we have a better cost of goods going forward and that's why we're talking about a 47% gross profit, which is about a point and a half over last year's gross profit. So -- and, as far as retail pricing, we have not seen anything that's going on there that's different than what we project.

Margaret Blaydes: OK, great. Thanks.

Gerald Rubin: Thank you.

Operator: Next is Ivan Sacks with First Dallas Securities.

Ivan Sacks: Well done. Good quarter. I'd like to get a few questions answered, please. In one report that I read recently, they said that the content of the products that you are selling is 66% -- 66 metal content in the actual products that you distribute. I never knew that this was the case at all and I'd like you to please comment if that is actually the case or not?

Gerald Rubin: You know, Ivan, when I read it myself I was very surprised. Because, you know, the Brut products and the Vitalis and the hair dryers and all the products that we make, the amount of steel we use is amazing. I don't even know if it's -- it's so insignificant. I was real surprised to read that, also. I don't know where that came from. That came from left field as far as I was concerned.

HELEN OF TROY, LTD.
Moderator: Robert Spear
10-12-04/10:00 a.m. CT
Confirmation # 844052

Ivan Sacks: I was just -- Well, I'm glad that you clarified that. The other thing --

Gerald Rubin: Yeah, it's amazing what people write about us. I didn't know I was in the steel business.

Ivan Sacks: I got excited for a moment. Maybe -- I wanted to find out who your supplier was.

The thing that I want to-- the next thing I'd like to address is, obviously, we do have plastics as a component to quite a few products that you sell and does that-- does the oil price have much of a bearing? Is there a certain point where it would have a bearing on the cost of manufacture?

Gerald Rubin: You know, I don't know at what point it would, but I can tell you that we have not had any price increases from the Orient. I think it's -- a lot of it is because of efficiencies at the factory, the increased volume that we give the factories and so we have not seen any increases, year to date. As a matter of fact, as I mentioned before, we have seen decreases in our cost of goods.

Ivan Sacks: OK, great. And then the next point, sort of quickly, is -- are liquid products. Obviously, liquid products have a greater margin and it seems like you're moving more towards liquid products than what you are towards the less higher margins. Is there a certain -- in terms of revenues, what is the percentage towards liquid products versus ((inaudible)). Obviously, the product side must be greater than the liquid side, but how is that percentage moving towards liquid?

Gerald Rubin: Well, it's moving up since we've had the Brut acquisition and, of course, the two brands from Naterra, but they are still going to be, probably, I don't know, around 15% of our total sales and I would like to see that higher. I'd like to see a balance between the liquid division and the personal care and household division. So we're looking to increase that tremendously.

HELEN OF TROY, LTD.
Moderator: Robert Spear
10-12-04/10:00 a.m. CT
Confirmation # 844052

Ivan Sacks: And -- The first guy, Gerry, who asked a question, I don't know who he is or whatever, but I think his question that he was trying to attempt to make was that the earnings for the third quarter growth rate is 15% to 18%, which is less than -- less than the 21% that we received in this particular quarter and he wanted to find out why it was going to be less. I know you guys are normally conservative rather under-promising and over-delivering. Could that be the reason why you're not stretching up, or --?

Gerald Rubin: Well, I think -- You answered part of it, is that, you know, our job is to produce the numbers as large as possible. As you know, our track record has been to certainly try and beat the Street numbers. I think we've done an excellent job. We've had, you know, record quarters so many, many times in the last 10 years and hopefully we'll be recognized for all the good things. I mean, just -- you know, until the third quarter's over with, we can't give you the numbers and, you know, to try to micromanage an 18% to 20% to 21% increase at this time is hard.

We give you our best estimates. We try to beat the estimates and that's what our job is.

Ivan Sacks: As a matter of interest -- I mean, I know this might not be a number that you guys have available, but in times that you have actually put out guidance, how many times have you been off guidance?

Gerald Rubin: I don't know that we've -- below our guidance?

Ivan Sacks: Yeah.

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Gerald Rubin: I don't know. I can't remember us being below our guidance. You know, I can't say that, you know, when analysts put the numbers out that they do us justice. Some of them have an ulterior motive, but so we try to tell everybody to rely on company projections rather than projections made by analysts.

Ivan Sacks: And then finally, last question, promise. Gerald, I respect your economic outlook in terms of retail outlook. Are you seeing -- what are you seeing in the economic environment in terms of retail that might be elusive to, you know, us people listening to the call?

Gerald Rubin: You know -- you know, most of our products are sold below $20 and many of them in the liquid business or in hair care and skin care are $10 or less. So, you know, and we're selling beauty products. So we believe that we're recession-proof -- not that there's any recession going on. But our products sell every day, day after day, off the shelf. And so --

Ivan Sacks: Well, I appreciate that. Thank you very much.

Operator: Doug Lane with Avondale Partners has a question.

Doug Lane: Yes, hi, everybody. Can you hear me OK?

Gerald Rubin: Yes. Good morning.

Doug Lane: OK. Sorry about that. I wanted just a couple of clarifications. First, on the debt is -- I think there's three components here. Correct me if I'm wrong, Tom. Thirty-seven is the revolver, short term. Then $225 is the debt that is floating, really, associated with OXO, and then $55 in fixed, which has been there for a while. Is that about right? So the total's really around $317?

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Thomas Benson: Doug, that's correct. The -- the revolver was $34 million at the end of August and that is the $75 million facility that we can go up and down on.

Doug Lane: OK.

Thomas Benson: And you had the floating and the term correct.

Doug Lane: OK. So $314 is really a total debt number?

Thomas Benson: At the end of August, that's correct.

Doug Lane: At the end of August, right. Second question, is OXO. OXO, you mentioned I think at the press release when you bought it, that it's about $100 million annual run-rate kind of company. Is that still a pretty good benchmark going forward after the first quarter under your belt?

Gerald Rubin: Yes it is. I think those numbers that we gave-- the $100 million, were gross. But definitely it's in that category.

Doug Lane: Oh, they are gross. So after promotional -- whatever the EITF adjustment is, it's more like $90-$95, something like that, on your top line?

Gerald Rubin: Well, for next year, we're looking to beat all those numbers.

Doug Lane: For fiscal '06?

Gerald Rubin: Right.

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Doug Lane: OK. Thirdly, when Brut closed -- It closed -- I can't remember. Didn't it close towards the end of September, so you do have the better part of one month incremental and then two full months, plus, of comp?

Thomas Benson: Doug, this is Tom Benson. It closed September 29th.

Doug Lane: Right.

Thomas Benson: When we do our numbers for the quarter and for core, we'll pick up two months of their sales for October and November will be included in core and September will not be.

Doug Lane: Right, OK. OK.

Thomas Benson: So that -- once it annualizes, we consider it core.

Doug Lane: OK.

Thomas Benson: That will be at the end of September of this year.

Doug Lane: That's what I thought. Also, I was looking in your press release and the year-ago EPS that you had for the third quarter was 78 cents. Is that before or after the Tactica divestiture? Because that Tactica divestiture should have been additive to earnings last year, right?

Gerald Rubin: I think it includes it.

Thomas Benson: It does include it. This is Tom Benson, again. For the third quarter last year, including Tactica, it was 78 cents. Without Tactica it was 81 cents.

HELEN OF TROY, LTD.
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Doug Lane: Eighty-one cents. OK. That makes sense. And, Gerry, can you talk a little bit, what are the top two, three, five new products or at least new categories in the core hair-care business, the personal care appliance business? What is going to be new if we go to the store this Christmas?

Gerald Rubin: You know, there's so many. You know, a lot of our products in personal care are at higher price points because it just seems that the public market wants higher price points and so we have hair dryers that have ion and are variable ion, which is our patented technique of getting ions out of the hair dryer. Also, ceramic flatteners. Also we have patented jade flatteners that are coming out in the market.

We have a lot of innovative new products. In the Revlon category we have spa products that are going to be -- that are going to sell very well this fall season. You know, new wet and dry flatteners and just a whole assortment of products. I think we have, I don't know, 50 to 80 different products that we're in the process all the time of developing and marketing and most of them are now at higher prices because, as I mentioned before, that's what the market wants. I mean, there are flatteners now sold in the $100-$150 category now. So, you know, the business is very, very good and we're real excited about this year and the third and the fourth quarter.

Doug Lane: And just from a cursory standpoint, it sounds very similar to your activity last year, which was obviously very successful.

Gerald Rubin: Right. This year, we forgot to mention, we have the Health o meter brand for a lot of products and they'll be out in the stores this fall season also.

Doug Lane: And what kind of-- what kind of products would the Health o meter brand name be on?

Gerald Rubin: They're in the massage category and foot baths and wellness products.

HELEN OF TROY, LTD.
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Doug Lane: OK, great. Thank you.

Gerald Rubin: Thank you.

Operator: As a reminder, please press star-one if you have a question today. And we'll move to Steve Friedman with Wachovia Securities.

Steve Friedman: Good morning, Gerry, and Bob and Tom. Congratulations on another fine quarter. I have a couple items of maybe housekeeping or so that you might be aware of.

In addition to some analysts or maybe one coming out with a first-time third quarter estimate, I wonder if you are aware that Dow Jones has completely got your earnings incorrect on -- and have not, as of yet, come out with a correction on hot -- under hot stocks where they are giving today's active stocks with earnings. They have announced fiscal second quarter earnings of 47 cents a share, excluding a 5 cent loss from discontinued operations, missed Wall Street's expectation of 53 cents a share. In reality, that's giving last year's earnings or last year's quarter, whereas it was 57 versus 42 before the 5 cent loss was added back.

So I just thought I'd make you aware of that. The stock and your quarters have been extremely exciting and yet the market gives you a 10 multiple at this point in time. Doesn't it become frustrating at some of the misstatements and inaccurate comments that are made by the press on your stock, over and over again?

Gerald Rubin: Yeah, definitely. But, you know, sometimes people have an ulterior motive of why they do this. We -- thank you for bringing to our attention about the Dow Jones and we will try to get that squared away. You know, we did make 57 cents versus 42 cents last year.

Steve Friedman: Right, they've got --

HELEN OF TROY, LTD.
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Gerald Rubin: Hopefully, we get some recognition for that.

Steve Friedman: They've got it either confused or somebody not correct, showing 47 cents, missing Wall Street's expectation of 53 cents when you beat Wall Street's expectation at 57 cents.

Gerald Rubin: Yeah. I agree and we'll try to get that corrected. I know there's a lot of misinformation out there.

Steve Friedman: Thank you, again, Gerry, for a fine quarter.

Gerald Rubin: Thank you, Steve.

Operator: We'll go to Palmyra Capital's Mike Carlotti.

Mike Carlotti: Yes, hi. Good morning. A quick question. First, with two quarters left in the fiscal year, why is the guidance range for the year still fairly wide and what do you need to do to get to the high end of that range?

Gerald Rubin: Well, it's like anything else, sell more, make more profit. You know, sometimes we at corporate get a little frustrated about all the expectations are more important than the actual numbers that we come out with and, you know, we've even thought that maybe we shouldn't even put out numbers for next year. Maybe we shouldn't give the next quarter. Maybe we just do our best, we come out with the numbers and show our-- you know, the increases that we've been showing.

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So, you know, everybody seems to think that the estimates are more important than what the company is doing and I think it's what the company does and shows and puts out that's very important. I don't -- on our side, would you like us to put out expectations that we cannot reach just so that you'll feel good or do you think that we ought to put out expectations that hopefully we can beat quarter after quarter? So these are the things that go through our mind.

As I mentioned before, we're not in the business of trying to miss our expectations. We have exceeded them in almost every quarter that I can remember and hopefully that'll continue.

Mike Carlotti: OK. And the tax rate assumption for the third quarter? Is it going to be closer to this quarter's tax rate or is it more like the first quarter?

Thomas Benson: Mike, this is Tom Benson. We look for our tax rate to be between the 16% and 18% on an ongoing basis currently.

Mike Carlotti: OK. And free cash flow for this quarter?

Thomas Benson: All that information -- that information will be available on the Q when it comes out later today.

Mike Carlotti: OK. Thank you.

Gerald Rubin: Thank you.

Operator: Let's go to Gary Giblen with C.L. King & Associates.

Gary Giblen: Yes, hi. Thanks. You know, this is just a small question on the guidance thing and I mean I know it's really not important in the big picture, but the -- in other words, you reiterated your $575 to $600 million revenue guidance for the year, and yet that guidance had been given prior to the small acquisitions, which would give you about $6 or $7 million of sales in the partial year in which you have them, you know, the -- So, in other words, is that just -- you're just keeping a broad range or is there anything -- any reason why the other business, ex the acquisition, would be looked at on a -- as having a little bit less revenue?

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Gerald Rubin: No, I just think we just decided to keep the numbers. We could have -- we could have adjusted them, but like I said, you know, we don't -- you know, maybe for the market they'd like us to change our numbers every week or every month. We've decided those are our numbers. You know, we do have new acquisitions. There are a lot of new things going on. And as I've said many, many times during this conference call, you know, our job is to beat the expectation.

Gary Giblen: Sure, OK. And then just stepping away from Wall Street minutia stuff, but the -- what did you see in the -- in the recent acquired brands that, let's say, (Chatham) or, you know, other acquisitive companies or the million buy-out firms that are buying up everything at high multiples-- you know, in other words, why were they not, you know, bid up and allowed to go to you at very nice prices, I mean, at attractive prices?

Gerald Rubin: Yeah, I think the last deal with Naterra was more or less a private deal. It wasn't on the Street. It's a Texas company in Dallas and I think they felt comfortable with us. They knew that we could close promptly, we had the money and they liked what we were doing and decided to close with us. So these items were never out on the Street.

Gary Giblen: OK, and then, I mean, on the larger ones like Brut, in other words, the -- you know, what did you see that allowed you to buy it at -- and make it work that it wasn't bought out by a bigger company or, you know, somebody just would pay anything to get the brand?

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Gerald Rubin: You know, I can't answer for all the companies that may have looked at it. I know that Unilever, the big giant company, was selling it and it's very possible, maybe, others don't have the money or didn't see what we see and I hate to say, Gary, maybe we're smarter and better than they are. So that's why we are where we are. You know, some of those companies that you do mention, we're much larger than they are and with our growth rate and, hopefully, more acquisitions in the years to come, we'll build a very, very large company here that's very profitable.

Gary Giblen: Yeah. Yeah, no, I mean, that could well be it. I've seen that a lot. So, OK. Thanks for the--

Gerald Rubin: You know, I know we discuss this all the time about next quarter, next month, next week, tomorrow. Sometimes we think we should post our sales hourly so everybody could see them. But everybody should consider the long-term growth. If you go back five years we're probably three times larger than we were five years ago. Hopefully, we'll see multiples of where we are today in the next five years and grow from there.

And so I think everybody ought to look at the big picture. The company's growing very nicely and -- and we're supplying products to, you know, major retailers all over the country, winning awards and shipping them timely and giving them new, innovative products. So, you know, everybody should look at the big picture of what's going to happen rather than look and see what's going on today and tomorrow, next week.

Gary Giblen: I guess we're not getting monthly sales from you guys any time soon?

Gerald Rubin: Well, maybe we should post daily sales. It seems like everybody seems to want to know what the hourly sales are.

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Gary Giblen: Yeah, just kidding on that. I mean, actually, though, a serious question is, now that you have defined those two segments, you know, as Tom laid out very clearly, I mean, are those reporting segments or just generally discussed segments?

Thomas Benson: No, those are our reporting segments.

Gary Giblen: OK. All right. That's good. That'll be more clarity there. Is that going to be operating income as well as sales broken out by --

Thomas Benson: Yes. That information's disclosed.

Gary Giblen: OK, excellent. OK, thanks. Keep up the good work.

Gerald Rubin: Thank you, Gary, I appreciate it.

Operator: We have a couple of followup questions. First is from Steve Friedman with Wachovia Securities.

Steve Friedman: Hi, again, Gerry and all. Just thought, you know, I'd also bring it to your attention, as long as you're going to try to correct the Dow Jones, you might want to call CNBC. In their wisdom, they picked up the exact thing and said you missed the Street consensus.

Along another line, Gerry, what do you think is a fair and reasonable multiple of your earnings? At 10 times this year's-- this fiscal year's earnings, it doesn't reflect the price to earnings multiple that you've enjoyed in the past and what kind of growth you're experiencing. Wouldn't a 15 or even a 20 multiple be more realistic?

HELEN OF TROY, LTD.
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Gerald Rubin: You know, I agree with you. It's frustrating because I see so many consumer product companies out there that have PEs of 20 and 22 that aren't growing as fast as Helen of Troy or making the profit that Helen of Troy is making. And, you know, to see us somewhere around in the, you know, approximately a 9 PE over next year's earnings is really frustrating and, you know, I don't know what the secret is, but, you're right, we should be in -- we should be in the 20 -- you know, 20 PE range.

You know, the stock's, what, 27? And it should be double that. So any support that we get from everybody, we appreciate, but, you know, we -- we are in the business of selling merchandise and making a profit and we're not in the stock market. We don't control the stock market.

You know, we've had -- you know, record earnings and record sales in 37 out of the past 42 quarters. I kind of wonder if those companies that sell at 20-22 PEs have had 37 out of the past 42 quarters of increased earnings and sales.

So, you know, we have a great story. Maybe it just needs to be told more, which we should do, because I think we just have a great company and great employees and the company is growing.

Steve Friedman: Thanks, Gerry.

Operator: Palmyra Capital's Mike Carlotti is next.

Mike Carlotti: Yes, hi. You mentioned your growth over the past five years, but Helen's had to leverage up to do acquisitions to provide a lot of this growth. How much more leverage are you comfortable with taking on, i.e., how many more acquisitions do you think you can do, factoring in the current acquisition pipeline that you're seeing out there and leverage levels and where you'd be comfortable?

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Gerald Rubin: I don't think that, you know, that we have actually a number for that. You know, we are looking at several acquisitions and I can't tell you the size because it's not important until we do the acquisition, but we think there's many companies out there that would be better off under the fold of Helen of Troy because of the way we distribute and market and purchase merchandise. And so there is some consolidation, as you all know, in the field and there are other buyers out there, but, you know, we don't feel uncomfortable with our debt. You know, we think we still have room for acquisitions and --

Thomas Benson: This is Tom Benson. I think if you look at last year we had $76 million of net cash provided by operating activities. This year our sales are going to be up, our profits are going to up and our cash form operating activities are going to be up. So even though we have taken on debt recently for the OXO acquisition, we have pretty strong cash flow to either pay off debt or that gives us the opportunity to do additional acquisitions.

When we bought Brut, that was, you know, in the $50 million range and that was paid off before we even went and did the OXO acquisition. So I think we're a pretty strong cash flow generator.

Mike Carlotti: OK. Thank you.

Gerald Rubin: Thank you.

Operator: And that does conclude the question-and-answer session. Mr. Rubin, I would like to turn the call back to you for any additional or closing remarks.

Gerald Rubin: Well, thank you, everyone, for listening in to our second quarter earnings report and I look forward to meeting and speaking with you at the third quarter report. Thank you all again. I appreciate it.

HELEN OF TROY, LTD.
Moderator: Robert Spear
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Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 888-203-1112 with ID number 844052. Again, that phone number is 888-203-1112 and the ID number is 844052.

This concludes our conference call for today. Thank you all for participating and have a nice day. All parties may disconnect now.

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